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EXHIBIT 99.1

Contact:

  Rush Enterprises Inc., San Antonio
  Martin A. Naegelin, Jr., 830-626-5230
   naegelinm@rush-enterprises.com

  Adam Friedman Associates
  Adam Friedman, 212-981-2529, ext 18
   adam@adam-friedman.com

RUSH ENTERPRISES, INC. ANNOUNCES AGREEMENT TO ACQUIRE
AMERICAN TRUCK SOURCE, INC.
Asset Purchase Strengthens Position in Southern U.S. Markets

SAN ANTONIO, Texas, September 15, 2004—Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), whose continuing operations include the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today announced that it has signed an asset purchase agreement to purchase the assets of American Truck Source, Inc.,(ATS), a Peterbilt truck dealer. The pending acquisition will provide Rush with rights to sell Peterbilt trucks and parts from seven new locations in Dallas, Fort Worth, Abilene and Tyler, Texas, Birmingham, Alabama, Louisville, Kentucky, and Nashville, Tennessee. The acquisition expands the Company's presence in the southern United States and will result in the Company operating 42 truck locations in 10 states.

Rush intends to operate the acquired company as a full-service Peterbilt franchise, and will begin to integrate their operations into the Rush Truck Center system upon completion of the transaction. Rush had unaudited revenues of $497.1 million for the first six months of 2004, and unaudited pre-tax income of $10.3 million, while ATS had unaudited revenues of $189.4 million and unaudited pre-tax income of $5.7 million. Rush anticipates the purchase price for ATS will be approximately $92.0 million for the net book value of acquired assets, plus $51.9 million in goodwill. The transaction will be financed through a combination of proceeds from a stock offering, expansion of the company's existing floor plan agreement for truck inventory and the issuance of long-term debt to finance real estate. In addition, Rush is assuming liabilities of $2.7 million. The Company expects the transaction to be accretive to future earnings. The completion of the acquisition is subject to several conditions, including the approval by PACCAR, Peterbilt Motors and Paccar Leasing, and the closing of the stock offering. The Company intends to file, in the very near future, a Registration Statement related to this stock offering with the Securities and Exchange Commission.

W. Marvin Rush, Chairman and Chief Executive Officer of Rush Enterprises said, "We are thrilled to announce the largest acquisition in the 39 year history of our Company. With American Truck Source being one of the largest providers of owner-operator trucks in the United States, the current state of increasing demand for heavy-duty trucks and estimates from manufacturers and component suppliers for this demand to continue to increase, this will be the most important acquisition for Rush to date." Mr. Rush added, "We look forward to joining forces with a very well-run organization which was awarded American Truck Dealer of the Year in 1996, had franchises named North American Dealer of the Year in 1999 and 2002, and has consistently received Standard of Excellence and Platinum Oval awards over the years."

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About Rush Enterprises

Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its current operations include a network of dealerships located in Texas, California, Oklahoma, Colorado, Arizona, New Mexico, Alabama and Florida. These dealerships provide an integrated, one-stop source for the retail sale of new and used heavy-duty and medium-duty trucks and construction equipment; aftermarket parts, service and body shop facilities; and a wide array of financial services, including the financing of truck and equipment sales, insurance products and leasing and rentals. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.

About American Truck Source, Inc.

Headquartered in Dallas, American Truck Source, Inc. is a privately-held company that operates seven heavy-duty truck dealerships in the Southeast: Dallas, Fort Worth, Abilene and Tyler, Texas, Birmingham, Alabama, Louisville, Kentucky, and Nashville, Tennessee. For additional information on American Truck Source, Inc., please visit www.americantrucksource.com.

Certain statements contained herein, including those concerning industry conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general economic conditions, cyclicality, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

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  EXHIBIT 99.1